Exhibit 99.1

McClatchy Reports Fourth Quarter 2017 Earnings

Record Growth in Digital Subscriptions and Continued Debt Reduction

- Increased digital-only subscribers to nearly 103,000, up 23.8%

- Grew average monthly unique visitors to 71 million, up 9.0%

- Reduced operating expenses 6.1% and adjusted operating expenses 4.0%

- Reduced 2017 net debt by $162.8 million to $705.6 million, leverage improved to 4.46X EBITDA

- Redeemed $75 million of 9% bonds in January 2018, reducing secured debt to $365 million

SACRAMENTO, Calif., Feb. 16, 2018 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported net income in the fourth quarter of 2017 of $60.4 million, or $7.80 per share, compared to net income of $3.1 million, or $0.40 per share in the fourth quarter of 2016.

Additionally, the company reported adjusted net income, which excludes severance, unique tax items, and certain other items, in the fourth quarter of 2017 of $3.2 million, compared to adjusted net income of $12.9 million in the fourth quarter of 2016.

The company's fiscal 2017 reporting period is a 53-week year compared to a 52-week year in 2016, and as a result, the fiscal fourth quarter of 2017 includes 14 weeks compared to 13 weeks in the fourth quarter of 2016. The company estimates the additional week being reported had no meaningful impact on the reported net income in the fourth quarter of 2017 and net loss in the full-year 2017. Comparable 52-week annual and 13-week quarterly information is included in schedules attached to this release.

"In a challenging quarter, we achieved strong progress on our transition to a digital company," said Craig Forman, president and CEO. "While headwinds in print newspaper advertising obscured growth, our focus on cost control and business-process improvement offset a portion of the advertising revenue declines.

"McClatchy continued to deliver on its strategy of producing local journalism that is essential to the communities we serve by growing digital revenues, leveraging operational efficiencies and reducing debt. The local news brands that comprise McClatchy continue to be renowned in the markets we serve and increasingly, across the country, McClatchy journalism is synonymous with local relevance and national importance," said Forman.

The company achieved record growth in digital-only subscribers in the fourth quarter and announced a new regional editorial structure in California and the Carolinas designed to accelerate innovation and the roll-out of best-practices in digital journalism in 14 newsrooms.

Forman continued, "Transforming to a digital business model is not easy but we are committed to this goal. In fact, we are nearing a crossover point where digital advertising revenues exceed those from print newspaper advertising, which we expect to hit in 2018.

"Finally, we have a relentless focus on returns to our shareholders and stakeholders as we continue to deleverage a balance sheet where first-lien debt is now at $365 million, half of our $730 million in total debt. This compares with a balance sheet that 11 and a half years ago reflected $3.2 billion in debt associated with the $4.6 billion acquisition that created one of America's largest local news and information companies."

Fourth Quarter Results

Total revenues in the fourth quarter of 2017 were $244.7 million, down 6.7% compared to the fourth quarter of 2016. Headwinds that impacted advertising included a soft holiday retail advertising season and continued declines in print advertising.

Total advertising revenues were $138.2 million, down 12.7% in the fourth quarter of 2017 compared to the fourth quarter of 2016. Digital-only advertising revenues grew 9.6% and total digital advertising revenues were 1.0% over the same period in 2016.

Direct marketing advertising revenues declined 9.9% in the fourth quarter compared to the same period last year. Direct marketing was negatively impacted by revenue losses due to Hurricane Irma.

Audience revenues were $95.0 million, up 2.5% in the fourth quarter compared to the same period in 2016. Digital audience revenues were up 8.2%, and the number of digital-only subscribers ended the quarter at 102,900, representing an increase of 23.8% from the fourth quarter of 2016. Digital-only audience revenues associated with digital subscriptions were up 11.9% for the same period.

Average total unique visitors to the company's online products grew to 71.3 million, or growth of 9.0% in the fourth quarter of 2017 compared to the same quarter last year. Mobile users represented 61.4% of average total unique visitors in the fourth quarter of 2017.

Revenues exclusive of print newspaper advertising accounted for an estimated 75.3% of total revenues in the fourth quarter of 2017, an increase from 70.4% in the fourth quarter of 2016.

Results in the fourth quarter of 2017 included the following items:

  Net reductions in tax expense of $58.0 million for non-cash reversal of a valuation allowance on deferred taxes and a reduction due to rate changes, both directly attributable to tax reform. These reductions were offset by an increase in taxes for adjustments of tax positions taken in prior years;
  Gains on real estate transactions net of charges associated with relocations of certain operations resulting in a net gain of $14.1 million ($8.7 million after-tax);
  Impairment charges primarily related to the non-cash write-down of newspaper mastheads offset by cash received on assets previously written off, resulting in net impairments totaling $11.8 million ($7.1 million after-tax);
  Severance charges totaling $1.9 million ($1.2 million after-tax);
  Costs related to co-sourcing information technology operations, trust related litigation costs, and costs associated with Hurricane Irma totaling $0.8 million ($0.6 million after-tax);
  Costs associated with reorganizing operations totaling $0.5 million ($0.3 million after-tax); and
  Accelerated depreciation and other miscellaneous charges totaling $0.5 million ($0.3 million after-tax).

Adjusted net income, which excludes the items above, was $3.2 million. Adjusted EBITDA was $53.7 million, down 15.0% compared to the fourth quarter last year. Operating expenses were down 6.1% while adjusted operating expenses, which exclude non-cash and certain other charges, were down 4.0% compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Fourth Quarter Business and Recent Highlights

Sales Transactions:

In the fourth quarter of 2017 the company completed the sale of The (Raleigh) News & Observer building and land, and its building and land in Merced, California, for combined gross proceeds of approximately $22.0 million. For all of 2017, McClatchy sold properties for gross sales proceeds of approximately $90 million. In addition, McClatchy received its final dividend from CareerBuilder in the amount of $7.3 million, and sold a majority of its interest in CareerBuilder, which combined for nearly $74 million of proceeds earlier in 2017. Proceeds from sales were largely used to de-lever the company. Debt reductions in 2017 and early 2018 are expected to reduce debt interest costs by approximately $10.5 million in 2018.

The company has an agreement to sell and leaseback real property in Columbia, South Carolina and expects to close on the sale in the first half of 2018.

Debt and Liquidity:

On January 25, 2018, the company, through a partial redemption, called $75.0 million of 9.0% senior secured bonds at the call price of 104.5% of par.

Total principal debt at the end of the fourth quarter 2017 was $805.0 million. The company finished the quarter with $99.4 million in cash, resulting in net debt of $705.6 million. After the $75 million redemption in January, the 9.0% senior secured debt remaining was $364.6 million and total principal debt, including approximately $365.4 million of unsecured debentures due in 2027 and 2029, was $730.0 million. At the end of January 2018 the company had approximately $30 million of cash on hand. In addition, the company has a $65 million revolving line of credit available for liquidity.

The leverage ratio at the end of the fourth quarter under the company's credit agreement was 4.46 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow.

Management noted that the company's qualified defined benefit pension plan was underfunded by approximately $485 million, largely unchanged from the $487 million at the end of 2016. Strong asset returns more than offset a lower discount rate at the end of 2017 to leave underfunding unchanged. The plan's IRS underfunding, which differs from GAAP and relates to the amount of annual pension contributions, was an estimated $231 million at the end of 2017.

Other Business:

The company announced in January of 2018 that throughout the year it would transfer the remainder of its markets under its existing affiliate agreement to Cars.com. As a part of this transition, McClatchy and Cars.com have entered into a revenue share arrangement whereby Cars.com will pay a percentage of sales made in markets previously held by McClatchy through the end of calendar year 2019. McClatchy will continue to provide digital products to its local dealerships via its excelerateTM digital advertising agency and will reduce its overall costs related to the former affiliate agreement and related sales infrastructure. The impact on the company's financial results is not expected to be material in 2018.

In the fourth quarter of 2017, the company recorded a tax benefit of $53.6 million as a partial reversal of the non-cash provision for income taxes recorded in the third quarter of 2017 to establish a valuation allowance against a majority of its net deferred income tax assets. The partial reversal was the result of the new tax reform signed in December 2017. As stated at the time the valuation allowance was established, the amount of the valuation allowance could adjust in the future due to several factors, including but not limited to, objective evidence such as pre-tax book cumulative losses no longer being present.

On February 27, 2018, McClatchy plans to present at the JP Morgan High Yield conference in Miami, Florida. The presentation will be made available on McClatchy's website for those who are unable to attend. The presentation will not be webcast.

Full-Year Results

Total revenues for the full-year 2017 were $903.6 million; down 7.5% compared to the full-year 2016. Total advertising revenues were $498.6 million, down 12.3% compared to the full-year 2016. Total digital advertising revenues were down 0.6% while digital-only advertising was up 9.8% for full-year 2017 compared to full-year 2016, largely offsetting the impact of the softening print adverting declines on total digital advertising. Headwinds faced in advertising and the worsening print advertising trends in the second half of the year negatively impacted traditional newspaper advertising revenues in 2017.

Audience revenues were $363.5 million, down 0.4% for the full-year 2017 compared to 2016. Digital-only audience revenues associated with digital subscriptions were up 9.8% in full-year 2017 and total digital audience revenues were up 0.9% over the same period last year.

The company reported a net loss for full-year 2017 of $333.1 million, or $43.65 per share, which included $192.3 million non-cash valuation allowance on deferred tax assets and $191.5 million of other non-cash charges on investments and mastheads as well as other unusual items described below. Adjusted net loss for the full-year 2017, excluding these items, was $23.3 million. The company reported a net loss for the full-year 2016 of $34.2 million or $4.41 a share and adjusted net income in 2016 of $1.4 million.

Results for the full-year 2017 included the following items:

  Net tax expense of $188.2 million representing a non-cash valuation allowance on deferred taxes and additional taxes for adjustments of tax positions taken in prior years. These increases were offset by a reduction due to rate changes directly attributable to tax reform;
  Non-cash impairment charges related to the write-down of the carrying value of our equity investment in CareerBuilder, other investments, and mastheads totaling $191.5 million ($119.2 million after-tax);
  Gains on real estate transactions offset by charges associated with relocations of certain operations resulting in a net gain of $22.5 million ($13.8 million after-tax);
  Severance charges totaling $15.9 million ($9.7 million after-tax);
  Losses on extinguishment of debt of $2.7 million ($1.7 million after-tax);
  Costs associated with reorganizing operations totaling $2.7 million ($1.7 million after-tax);
  A non-cash write-down of inventory totaling $2.0 million ($1.2 million after-tax);
  Costs related to co-sourcing information technology operations, costs associated with Hurricane Irma, and other miscellaneous acquisition-related costs totaling $1.4 million ($0.9 million after-tax);
  Trust related litigation costs of $1.1 million ($0.7 million after-tax);
  Accelerated depreciation and other miscellaneous charges totaling $0.5 million ($0.3 million after-tax).

Adjusted EBITDA was $146.9 million, down 16.3% compared to the full-year 2016. McClatchy incurred approximately $3.3 million related to its change in its executive leadership in early 2017 and excluding those costs adjusted EBITDA was $150.2 million. Operating expenses declined 8.3% and adjusted operating expenses were down 5.6% in full-year 2017 compared to last year.

Outlook

Forman said, "We expect 2018 to be a milestone year in which we see digital advertising revenues exceed revenues from print newspaper advertising. While this milestone reflects our expectation of continued declines in print advertising, we also expect to continue to post strong digital revenue growth this year as we increase our digital product offerings and opportunities. It is our focus on new-subscriber and advertising products and go-to-market strategies that will be the headline of our digital transformation story in 2018. We also expect growth in digital subscribers. We will remain focused on the drivers of our business: high-quality journalism, innovative products, and remaining essential to our customers."

Print newspaper advertising revenues, while important to the business, remain volatile, and are expected to decline. Thus print revenues are expected to become a smaller percent of total revenues, becoming second to digital advertising in 2018. In audience, digital subscribers are expected to grow and to largely offset continuing declines in print circulation, resulting in low single-digit revenue declines.

Management plans to reduce GAAP and adjusted operating expenses and will monitor costs throughout the year to achieve expense performance in line with revenue performance, despite the additional investments we are making in news and sales infrastructures.

Proceeds from real estate sales will be used, along with cash from operations, to de-lever the company through debt reductions and to further invest in the business.

Management expects capital expenditures between $10 million and $14 million in 2018, and the company has no required pension contributions in fiscal 2018.

The company's consolidated statistical reports, which summarize actual and proforma revenue performance for the fourth quarter and full-year 2017, are attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (866-807-9684, please request to be connected to the McClatchy fourth quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,	December 25,	December 31,	December 25,
	2017	2016	2017	2016
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
REVENUES - NET:
Advertising	$ 138,180	$ 158,367	$ 498,639	$ 568,735
Audience	95,024	92,667	363,497	364,830
Other	11,452	11,145	41,456	43,528
	244,656	262,179	903,592	977,093
OPERATING EXPENSES:
Compensation	79,705	83,923	338,588	368,897
Newsprint, supplements and printing expenses	17,059	20,976	66,438	78,893
Depreciation and amortization	21,113	19,895	80,129	89,446
Other operating expenses	84,046	94,750	352,830	393,015
Other asset write-downs	12,770	9,196	23,442	9,526
	214,693	228,740	861,427	939,777

OPERATING INCOME	29,963	33,439	42,165	37,316

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(22,203)	(20,745)	(82,750)	(83,168)
Interest income	148	145	558	463
Equity income (loss) in unconsolidated companies, net	(1,002)	2,747	(1,698)	12,492
Impairments related to equity investments	1,006	-	(170,007)	-
Gain (loss) on extinguishment of debt, net	-	(1,104)	(2,700)	431
Retirement benefit expense	(3,421)	(3,694)	(13,404)	(14,776)
Other - net	(418)	(36)	(312)	(16)
	(25,890)	(22,687)	(270,313)	(84,574)

Income (loss) before income taxes	4,073	10,752	(228,148)	(47,258)
Income tax provision (benefit)	(56,280)	7,666	104,996	(13,065)
NET INCOME (LOSS)	$ 60,353	$ 3,086	$ (333,144)	$ (34,193)

Net income (loss) per common share:
Basic	$ 7.86	$ 0.41	$ (43.65)	$ (4.41)
Diluted	$ 7.80	$ 0.40	$ (43.65)	$ (4.41)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,678	7,575	7,632	7,750
Diluted	7,734	7,654	7,632	7,750

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Quarters Ended			Twelve Months Ended
	December 31,	December 31,	December 25,	December 31,	December 31,	December 25,
	2017	2017	2016	2017	2017	2016
	53 Weeks	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks

NET INCOME (LOSS)	$ 60,353	$ 60,375	$ 3,086	$ (333,144)	$ (333,122)	$ (34,193)

Income tax provision (benefit)	(56,280)	(56,262)	7,666	104,996	105,014	(13,065)
Interest expense	22,203	20,955	20,745	82,750	81,502	83,168
Depreciation and amortization	21,113	19,605	19,895	80,129	78,621	89,446

EBITDA	47,389	44,673	51,392	(65,269)	(67,985)	125,356

Severance charges	1,925	1,925	1,762	15,853	15,853	15,160
Non-cash stock compensation	689	676	1,025	2,475	2,462	3,130
Non-cash and non-operating retirement benefit expense	3,421	3,421	3,694	13,404	13,404	14,776
Equity (income) loss in unconsolidated companies, net	1,002	1,002	(2,747)	1,698	1,698	(13,384)
Impairments related to equity investments	(1,006)	(1,006)	-	170,007	170,007	892
Other asset impairment charges	12,770	12,770	9,196	23,442	23,442	9,526
Other operating costs, net (1)	(12,743)	(12,761)	(2,088)	(17,193)	(17,211)	20,974
Other non-operating, net	270	270	995	2,454	2,454	(878)
Adjusted EBITDA	$ 53,717	$ 50,970	$ 63,229	$ 146,871	$ 144,124	$ 175,552

Adjusted EBITDA Margin	22.0%	20.8%	22.7%	16.3%	16.0%	16.5%

(1) Other operating costs, net, includes: Gain and loss on sale of land and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations;
costs associated with reorganizing operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Income (Loss) to Adjusted Net Income

NET INCOME (LOSS)	$ 60,353	$ 60,375	$ 3,086	$ (333,144)	$ (333,122)	$ (34,193)

Add back certain items:
Loss (Gain) on extinguishment of debt, net	-	-	1,104	2,700	2,700	(431)
Impairment charges related to equity investments	(1,006)	(1,006)	720	170,007	170,007	1,621
Other asset impairment charges	12,770	12,770	9,196	23,442	23,442	9,196
Severance charges	1,925	1,925	1,762	15,853	15,853	15,160
Accelerated depreciation and other miscellaneous charges	548	548	25	548	548	6,960
Other operating costs, net	(12,743)	(12,761)	(2,257)	(17,193)	(17,211)	21,135
Certain discrete tax items	(57,997)	(57,997)	3,175	188,193	188,193	2,278
Less: Tax effect of adjustments	(699)	(699)	(3,915)	(73,721)	(73,721)	(20,344)
Adjusted net income (2)	$ 3,151	$ 3,155	$ 12,896	$ (23,315)	$ (23,311)	$ 1,382

(2) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 214,693	$ 201,906	$ 228,740	$ 861,427	$ 848,640	$ 939,777
Add back:
Depreciation and amortization	21,113	19,605	19,895	80,129	78,621	89,446
Other asset impairment charges	12,770	12,770	9,196	23,442	23,442	9,196
Severance charges and non-cash stock compensation	2,614	2,601	2,787	18,328	18,315	18,290
Other operating costs, net	(12,743)	(12,761)	(2,088)	(17,193)	(17,211)	21,304
Adjusted operating expenses	$ 190,939	$ 179,691	$ 198,950	$ 756,721	$ 745,473	$ 801,541

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$67,835	$81,005	-16.3%	$40,938	$55,181	-25.8%	$26,897	$25,824	4.2%
National	11,645	12,266	-5.1%	3,334	5,000	-33.3%	8,311	7,267	14.4%
Classified Total	28,817	31,940	-9.8%	15,951	17,435	-8.5%	12,865	14,505	-11.3%
Automotive	6,233	7,801	-20.1%	1,614	2,284	-29.3%	4,619	5,518	-16.3%
Real Estate	5,366	5,939	-9.6%	2,541	3,065	-17.1%	2,825	2,874	-1.7%
Employment	3,701	4,653	-20.5%	1,594	1,905	-16.3%	2,106	2,748	-23.4%
Other	13,517	13,547	-0.2%	10,201	10,181	0.2%	3,315	3,365	-1.5%
Direct Marketing	29,786	33,062	-9.9%	29,786	33,062	-9.9%
Other Advertising	97	94	3.2%	97	94	3.2%
Total Advertising	$138,180	$158,367	-12.7%	$90,106	$110,772	-18.7%	$48,073	$47,596	1.0%

Memo: Digital-only Advertising							$37,741	$34,420	9.6%

Audience	95,024	92,667	2.5%	67,753	67,461	0.4%	27,271	25,206	8.2%
Other	11,452	11,145	2.8%
Total Revenues	$244,656	$262,179	-6.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,859.3	3,102.4	-7.8%

Millions of Preprints Distributed				573.9	717.1	-20.0%

Audience:
Daily Average Total Circulation*				1,266.2	1,458.8	-13.2%
Sunday Average Total Circulation*				1,846.7	2,119.5	-12.9%
Average Monthly Unique Visitors							71,335.6	65,416.3	9.0%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print			Digital
		13-week		13-week	13-week		13-week	13-week		13-week
Revenues - Net:	2017	Proforma	2016	% Change	Proforma	2016	% Change	Proforma	2016	% Change
Advertising
Retail	$67,835	$64,814	$81,005	-20.0%	$38,873	$55,181	-29.6%	$25,941	$25,824	0.5%
National	11,645	11,160	12,266	-9.0%	3,207	5,000	-35.9%	7,953	7,267	9.4%
Classified Total	28,817	27,061	31,940	-15.3%	14,986	17,435	-14.0%	12,075	14,505	-16.8%
Automotive	6,233	5,753	7,801	-26.3%	1,467	2,284	-35.8%	4,286	5,518	-22.3%
Real Estate	5,366	5,091	5,939	-14.3%	2,426	3,065	-20.8%	2,664	2,874	-7.3%
Employment	3,701	3,522	4,653	-24.3%	1,530	1,905	-19.7%	1,992	2,748	-27.5%
Other	13,517	12,695	13,547	-6.3%	9,562	10,181	-6.1%	3,133	3,365	-6.9%
Direct Marketing	29,786	28,401	33,062	-14.1%	28,401	33,062	-14.1%
Other Advertising	97	97	94	3.2%	97	94	3.2%
Total Advertising	$138,180	$131,533	$158,367	-16.9%	$85,564	$110,772	-22.8%	$45,969	$47,596	-3.4%

Memo: Digital-only Advertising								$36,080	$34,420	4.8%

Audience	95,024	88,306	92,667	-4.7%	62,963	67,461	-6.7%	25,343	25,206	0.5%
Other	11,452	10,823	11,145	-2.9%
Total Revenues	$244,656	$230,662	$262,179	-12.0%

Advertising Statistics for Dailies:
Full Run ROP Linage					2,687.4	3,102.4	-13.4%

Millions of Preprints Distributed					541.5	717.1	-24.5%

Audience:
Daily Average Total Circulation*					1,267.2	1,458.8	-13.1%
Sunday Average Total Circulation*					1,850.9	2,119.5	-12.7%
Average Monthly Unique Visitors								71,335.6	65,416.3	9.0%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$236,130	$280,916	-15.9%	$144,605	$191,206	-24.4%	$91,524	$89,710	2.0%
National	40,338	42,925	-6.0%	12,498	18,941	-34.0%	27,840	23,984	16.1%
Classified Total	120,586	137,347	-12.2%	66,830	76,906	-13.1%	53,755	60,441	-11.1%
Automotive	26,721	32,382	-17.5%	6,667	9,923	-32.8%	20,054	22,459	-10.7%
Real Estate	21,967	24,498	-10.3%	11,184	13,420	-16.7%	10,783	11,078	-2.7%
Employment	17,477	23,036	-24.1%	7,504	10,142	-26.0%	9,973	12,894	-22.7%
Other	54,421	57,431	-5.2%	41,475	43,420	-4.5%	12,945	14,010	-7.6%
Direct Marketing	101,132	106,804	-5.3%	101,132	106,804	-5.3%
Other Advertising	453	743	-39.0%	453	743	-39.0%
Total Advertising	$498,639	$568,735	-12.3%	$325,518	$394,600	-17.5%	$173,119	$174,135	-0.6%

Memo: Digital-only Advertising							$133,713	$121,747	9.8%

Audience	363,497	364,830	-0.4%	262,295	264,527	-0.8%	101,202	100,304	0.9%
Other	41,456	43,528	-4.8%
Total Revenues	$903,592	$977,093	-7.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				10,825.4	12,313.6	-12.1%

Millions of Preprints Distributed				2,014.2	2,572.8	-21.7%

Audience:
Daily Average Total Circulation*				1,292.5	1,476.2	-12.4%
Sunday Average Total Circulation*				1,925.1	2,189.3	-12.1%
Monthly Unique Visitors							71,185.9	60,177.0	18.3%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined				Print			Digital
		52-week		52-week	52-week		52-week	52-week		52-week
Revenues - Net:	2017	Proforma	2016	% Change	Proforma	2016	% Change	Proforma	2016	% Change
Advertising
Retail	$236,130	$233,109	$280,916	-17.0%	$142,541	$191,206	-25.5%	$90,568	$89,710	1.0%
National	40,338	39,853	42,925	-7.2%	12,371	18,941	-34.7%	27,482	23,984	14.6%
Classified Total	120,586	118,830	137,347	-13.5%	65,865	76,906	-14.4%	52,965	60,441	-12.4%
Automotive	26,721	26,241	32,382	-19.0%	6,520	9,923	-34.3%	19,721	22,459	-12.2%
Real Estate	21,967	21,692	24,498	-11.5%	11,069	13,420	-17.5%	10,622	11,078	-4.1%
Employment	17,477	17,298	23,036	-24.9%	7,440	10,142	-26.6%	9,858	12,894	-23.5%
Other	54,421	53,599	57,431	-6.7%	40,836	43,420	-6.0%	12,763	14,010	-8.9%
Direct Marketing	101,132	99,747	106,804	-6.6%	99,747	106,804	-6.6%
Other Advertising	453	453	743	-39.0%	453	743	-39.0%
Total Advertising	$498,639	$491,992	$568,735	-13.5%	$320,977	$394,600	-18.7%	$171,015	$174,135	-1.8%

Memo: Digital-only Advertising								$132,052	$121,747	8.5%

Audience	363,497	356,778	364,830	-2.2%	257,504	264,527	-2.7%	99,274	100,304	-1.0%
Other	41,456	40,826	43,528	-6.2%
Total Revenues	$903,592	$889,596	$977,093	-9.0%

Advertising Statistics for Dailies:
Full Run ROP Linage					10,653.5	12,313.6	-13.5%

Millions of Preprints Distributed					1,981.7	2,572.8	-23.0%

Audience:
Daily Average Total Circulation*					1,292.5	1,476.2	-12.4%
Sunday Average Total Circulation*					1,925.1	2,189.3	-12.1%
Monthly Unique Visitors								71,185.9	60,177.0	18.3%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com